Consent of Independent Auditors

To the Shareholders and Board of Trustees of Van Ness Funds:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statements of assets and liabilities of Van Ness S&P 500 Index Fund, Van Ness Extended Market Index Fund, Van Ness International Index Fund, Van Ness Bond Index Fund and Van Ness Money Market Fund (each a series of Van Ness Funds formerly the Whatifi Funds,) as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 2, to Registration Statement (No. 333-83421) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities of S&P 500 Index Master Portfolio, Extended Index Master Portfolio, International Index Master Portfolio, Bond Index Master Portfolio and Money Market Master Portfolio (five series of Master Investment Portfolio) as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.

/s/ KPMG LLP

San Francisco, California
May 1, 2001